Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 29, 2014, with respect to the consolidated financial statements of Bond Street Holdings, Inc. (renamed FCB Financial Holdings, Inc. on June 13, 2014) contained in the Prospectus, filed on August 4, 2014, relating to the Registration Statement on Form S-1 (File No. 333-196935), which is incorporated by reference in this Registration Statement on Form S-8. We consent to the incorporation by reference of the aforementioned report in this Registration Statement on Form S-8.

/s/ Grant Thornton LLP

Fort Lauderdale, Florida
September 12, 2014